EXHIBIT 10.1

                                                      April 10, 2006

James F. Collier
15 Fairfield Drive
Morristown, NJ 07960

Dear Jim:

I am pleased to provide you with the terms and conditions of our offer of employment to you by Sonus Networks, Inc. ("Sonus" or the "Company").

        1.      Position. Your title will be Vice President, Worldwide Sales of
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                the Company and you will also be an executive officer of the
                Company for SEC reporting purposes. You will report to me as the President and Chief Operating Officer of Sonus. You will have overall responsibility for Sales as well as responsibility for the Company's Network Services Organization. In addition to performing duties and responsibilities associated with the position of Vice President, Sales, from time to time the Company may assign you other duties and responsibilities not inconsistent with your position and responsibilities set forth above. Subject to the provisions of paragraph 8 hereof, your place of work will be at Sonus' headquarters. As a full-time employee of the Company, you will be expected to devote your full business time and energies to the business and affairs of the Company, provided that you may sit on the Boards of no more than two companies not in competition with Sonus with prior approval of the Company, and you may sit on charitable Boards, provided that such participation does not interfere with your provision of services to the Company hereunder and your total commitment to outside boards does not exceed two.. In the event the Company introduces the use of Senior Vice President or Executive Vice President to designate its executive officers, your title will be modified to reflect the relevant designation.

        2.      Starting Date/Nature of Relationship. It is expected that your
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                employment will start on or about May 1, 2006 (the "Start
                Date"). No provision of this letter shall be construed to create an express or implied employment contract for a specific period of time. Employment at Sonus Networks, Inc. is considered "at will" and either you or the Company may terminate the employment relationship at any time and for any reason, subject to the provisions of this letter.

        3.      Compensation.
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                (a) Your initial base salary will be at the rate of $300,000 annually, which will be reviewed annually and may, but is not required to be increased as a result of such review. Your salary may not be decreased except as part of a plan, to which you agree, in which the salary of all executive officers is decreased uniformly in order to address exigent circumstances in the business that may arise in the future.

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                (b) You will be eligible to participate in the Executive
                    Incentive Compensation Program with a target of 100% of annual base salary (your "On Target Bonus"), which will be payable on a quarterly basis, and for 2006 will be pro rated for the number of days in 2006 that you are employed with the Company. Your On Target Bonus for 2006 shall be based on the following: 40% based on a bookings target; 40% based on a revenue target; and 20% based on an operating profit target. The specific objectives will be based on the Company's 2006 Operating Plan. For fiscal year 2006 (ending December 31, 2006) payment of fifty percent (50%) of your pro rated On Target Bonus will be guaranteed (the "Guaranteed Portion"). The Guaranteed Portion will be paid in three equal installments on July 31, 2006, October 31, 2006 and December 31, 2006. The details of your On Target Bonus for 2007 going forward will be developed with you based on your duties and responsibilities with the Company. Your base salary and On Target Bonus for any year will be referred to in this letter as your "Total Cash Compensation."

                (c) You will be granted an option to purchase 650,000 shares
                    (the "Shares") of common stock of the Company under the Company's Incentive Stock Plan (the "New Hire Option Grant"), subject to the terms of the Plan and approval of the Compensation Committee of the Company's Board of Directors. The New Hire Option Grant will permit you to purchase the Shares at a price equal to the closing price of the Company's common stock on the NASDAQ National Market on the grant date set by the Compensation Committee. The New Hire Option Grant shall vest and become exercisable (i) with respect to 25% of the Shares on the first anniversary of the date that your employment with the Company commences ("Employment Date") and, (ii) with respect to the remaining 75% of the Shares, in equal increments of 2.0833% of the Shares shall vest monthly thereafter through the fourth anniversary of the date of employment. In the event that you cease to be employed by the Company for any reason, then you shall have at least 90 days to exercise such options (to the extent that the Compensation Committee of the Board of Directors of the Company has the authority to permit, or that the Company's Incentive Stock Plan permits, such 90 day period to be extended if and to the extent that there are trading restrictions applicable to the option shares during this 90 day period).

                (d) You will also be awarded 200,000 shares of the Company's common stock, $0.001 par value, (the "Restricted Shares") under the Company's Incentive Stock Plan (the "Restricted Stock Grant"), subject to the terms of the Plan, the restrictions set forth in a Restricted Stock Agreement to be entered into by the parties and approval of the Compensation Committee of the Company's Board of Directors. The Restricted Shares shall vest and become exercisable (i) with respect to 80,000 Restricted Shares on December 31, 2006,
                    (ii) with respect to 40,000 Restricted Shares on April 30, 2007, (iii) with respect to 30,000 Restricted Shares on October 31, 2007 and (iv) with respect to the remaining 50,000 Restricted Shares on May 1, 2008. If there is tax withholding required as a result of the vesting of Restricted Shares, the Company will work with you to determine a method for you to satisfy the withholding obligation either by permitting you to remit Restricted Shares to the Company or by some other method such that your obligation is satisfied directly or indirectly through the transfer of Restricted Shares.

                (e) In the event of an Acquisition (as defined below), any of the Shares in the New Hire Option Grant or any Restricted Shares in the Restricted Stock Grant, which are not then vested or exercisable but which shall vest within 24 months of the Acquisition, shall immediately become 100% vested and exercisable upon the consummation of the Acquisition.

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                    For purposes of this letter, Acquisition means the closing of any (i) merger or consolidation which results in the voting securities of the Company outstanding immediately prior thereto representing immediately thereafter less than a majority of the combined, voting securities of the Company or any entity into which the Company may be consolidated outstanding immediately after such merger or consolidation, or (ii) sale of all or substantially all of the assets or operating businesses of the Company.

        4.      Termination. In the event that your employment with the Company
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                is terminated by the Company for any reason other than Cause, or if you resign from the Company for Good Reason, then in either case you will be eligible to receive 12 months of Total Cash Compensation payments equal to the amount of your annual base salary at the time of your termination, payable in accordance with normal payroll practices. Your health, dental and eye-care benefits will also continue during the twelve month period following the termination of your employment. In the event that your employment with the Company is terminated for Cause, the provisions of this paragraph related to your ability to terminate your employment for Good Reason shall not apply.

                For the purposes of this letter, "Cause" means (i) your willful or grossly negligent failure substantially to perform your duties that occurs more than thirty (30) days after receiving written notice of such non-performance; your commission of any material act of dishonesty to or fraud on the Company; (iii) a breach by you of any material employment obligations set forth in this letter after receiving written notice and having thirty
                (30) days to cure; or (iv) your conviction of, or the entry of a plea of guilty by you to a felony involving your personal conduct under the laws of the United States or any state thereof.

                For the purposes of this letter, "Good Reason" means (i) a material diminution of your title, duties or responsibilities with the Company (not including organizational redesigns associated with growth of the company); or (ii) a Company breach of any material obligation set forth in this letter after receiving written notice and having thirty (30) days to cure.

        5.      Employment Eligibility. In compliance with the Immigration
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                Reform and Control Act of 1986, you are required to establish your identity and employment eligibility. Therefore, on your first day of employment you will be required to fill out an Employment Verification Form and present documents in accordance with this form.

        6.      Benefits. You will be entitled as an employee of the Company to
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                receive such benefits as are generally provided to the executive officers of the Company in accordance with Company policies as in effect from time to time. Company benefits include group health, life and dental insurance, and liberal holidays, vacation and 401K programs. All employees begin accruing three
                (3) weeks of vacation upon date of hire.

        7.      Confidentiality. The Company considers the protection of its
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                confidential information and proprietary materials to be very important. Therefore, as a condition of your employment, you and the Company will become parties to a mutually acceptable Noncompetition and Confidentiality Agreement. A proposed form of this agreement has been sent with this offer letter. .

        8.      Re-location. Through July, 2007, we recognize that you will not
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                relocate to the Boston area, with the understanding, however, that during this period you will be engaging in significant business travel and otherwise be available at headquarters as needed. The Company will pay your relocation costs, including moving expenses, temporary living expenses and any related expenses, but not including any commissions you pay to real estate brokers for the sale of your home ("Relocation Expenses"). You agree to submit receipts supporting all of your Relocation Expenses. In the event you voluntarily terminate your employment within twelve (12) months of your Start Date, you shall pay back all Relocation Expenses in full.

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        9.      General.
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                (a) The Company will indemnify you against all claims and
                    actions brought against you and/or the company to the fullest extent permitted by its charter and by-laws to do so and shall enter into a separate indemnification agreement with you. A proposed form of this indemnification agreement has been sent with this offer letter. Additionally, based on your representation that you have fully disclosed to the Company the existence of a certain Agreement with CIENA Corporation titled "Proprietary Information, Inventions and Non-Solicitation Agreement" signed on or about April l5, 2002 (the "CIENA Agreement"), the Company will indemnify you and hold you harmless from reasonable legal fees (provide that the Company selects the attorney retained), that you may incur if CIENA Corporation takes legal action against you in an attempt to enforce the CIENA Agreement as a result of your employment with the Company.

                (b) This letter will constitute our entire agreement as to your employment by the Company and will supersede any prior agreements or understandings, whether in writing or oral.

                (c) This letter shall be governed by the law of the Commonwealth of Massachusetts without regard to its conflict of laws principles.

You may accept this offer of employment and the terms and conditions thereof by confirming your acceptance by April 11, 2006. Please send your signed letter to me, or e-mail me at bnotini@sonusnet.com which execution will evidence your agreement with the terms and conditions set forth herein. You may retain the enclosed copy of this letter for your records. We are enthusiastic about your joining us, and believe that our business goals will provide every opportunity for you to achieve your personal and professional objectives.

Jim, on a more personal note, Hassan, the Board and I all look forward to your joining Sonus as part of our leadership team.

Best Regards,


Albert A. Notini
President and Chief Operating Officer

                                                     Agreed and Accepted

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